EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

A.            As of December 31, 2018, the following are subsidiaries more than 50% owned (included in the consolidated financial statements):

Name	Jurisdiction of Incorporation	Percentage Owned
Trans-Lux Canada Ltd.	Canada	100%
Trans-Lux Commercial Corporation	Utah	100
Trans-Lux Display Corporation	Delaware	100
Trans-Lux Energy Corporation	Connecticut	100
Fairplay Corporation	Iowa	100
Trans-Lux Investment Corporation	Delaware	100
Trans-Lux Southwest Corporation	New Mexico	100